Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


Evergreen North Carolina Municipal Bond Fund
	72DD		73A		74U        	74V
	Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	2,217,636	0.39		5,580,824	9.80
Class B	174,886	        0.31		524,652	        9.80
Class C	159,683	        0.31		534,727	        9.80
Class I	15,492,618	0.41		28,078,369	9.80